Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
July 28, 2005
Concord, NC
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces Second Quarter Results

CT Communications, Inc. (NASDAQ: CTCI) announces consolidated operating revenue for the quarter ended June 30, 2005 of $41.0 million, representing a 0.7% increase over the same period last year. Operating revenue from CT’s non-ILEC operations grew 6.7% to $19.0 million from the $17.8 million reported in the second quarter of 2004. The non-ILEC growth was driven by an 8.7% increase in Wireless revenue, a 28.8% increase in Greenfield revenue and a 6.0% increase in Internet and Data revenue. Offsetting these gains were decreases in the ILEC and CLEC’s operating revenue of 4.0% and 4.6%, respectively, driven by lower access and interconnection revenue coupled with a decline in customer recurring line revenue.
Operating income for the second quarter of 2005 was $3.5 million, or an 8.6% operating margin, compared to $6.2 million, or a 15.2% operating margin, for the second quarter of 2004. The decline in operating income was attributable to a $2.9 million increase in operating expense, which was driven by a $1.3 million increase in Wireless roaming and network expenses, a $0.7 million increase in certain personnel expenses and a $0.6 million increase in depreciation expense. The increase in personnel expense was primarily due to changes in certain of the Company’s incentive programs for stock-based compensation. These changes in compensation programs modified the timing of expense recognition, but were designed to have no effect on the total compensation that employees are eligible to receive under the programs.
Other Income for the second quarter of 2005 increased to $1.4 million from the $0.8 million reported in the second quarter of 2004 primarily due to a $1.1 million gain on the sale of an investment.

Net income for the second quarter of 2005 was $3.0 million, or $0.15 per diluted common share, compared to $4.2 million, or $0.22 per diluted common share in the second quarter of 2004.
Operating revenue for the six months ended June 30, 2005 increased $1.1 million, or 1.4%, to $82.4 million in comparison to the same period in 2004. Operating income decreased to $8.6 million from the $13.1 million reported in the same prior year period. The decrease in operating income was attributable to a $5.6 million increase in operating expense driven by a $1.9 million increase in Wireless roaming and network expenses, a $1.2 million increase in certain personnel expenses, a $1.0 million increase in depreciation expense and a $0.8 million increase in professional fees. The increase in personnel expense was largely attributable to a $0.5 million increase in benefits expense and a $0.4 million increase relating to changes in incentive programs for stock-based compensation. Net income for the six months ended June 30, 2005 was $5.9 million, or $0.31 per diluted common share, compared to $8.4 million, or $0.44 per diluted common share for the six months ended June 30, 2004.
In June 2005, CT announced that it had entered into an agreement with Fixed Wireless Holdings, LLC, an affiliate of Clearwire Corporation, to sell its Broadband Radio Service “BRS” spectrum licenses and Educational Broadband Service “EBS” spectrum lease rights for up to $16.0 million in cash. The closing of the sale, which is expected to occur in 2005, is subject to the consent of the EBS spectrum licensors, regulatory approvals and other customary closing conditions.
Results by business unit:
•	ILEC – (“Concord Telephone”)
Concord Telephone’s operating revenue and income decreased to $22.0 million and $4.1 million, respectively, in the second quarter of 2005. The decline in operating results was attributable to a $0.9 million decrease in operating revenue coupled with a $1.4 million increase in operating expense. The decrease in revenue was primarily due to a $0.5 million reduction in access and interconnection revenue and a decline in long distance revenue primarily attributable to the migration of customers to flat rate unlimited long distance calling plans. The growth in operating expense was primarily driven by an increase in benefit costs and the changes to certain of the Company’s compensation programs regarding stock-based compensation. Concord Telephone ended the second quarter of 2005 with 111,767 access lines in service, a 2% decrease from the second quarter of 2004.

•	Wireless Service – (“CTC Wireless”)
CTC Wireless second quarter 2005 operating revenue increased 8.7% to $9.0 million from the $8.2 million reported in the second quarter of 2004. Contributing to the increase in wireless revenue was a $0.2 million increase in customer recurring revenue associated with an 11% growth in wireless subscribers and an increase of $0.5 million, or 19.0%, in settlement and roaming revenue. Minutes of use on CTC’s wireless network increased 28% in comparison to the second quarter of last year. Operating expense for the second quarter of 2005 increased to $8.6 million, a $1.5 million increase over the prior year period. Driving the increase in operating expense was a $0.9 million increase in switching and other network expenses and a $0.4 million increase in roaming expense. In February 2005, Cingular implemented home-on-home roaming with another carrier in several North Carolina market areas. This change has negatively impacted CTC Wireless roaming costs and settlement revenue, shifting higher than expected customer traffic to the other carrier’s network. CTC Wireless is working closely with Cingular to address this issue. Operating income for the second quarter of 2005 was $0.4 million compared to $1.2 million for the second quarter of 2004. Customer churn declined 15% in the second quarter of 2005 compared to the same period last year and was attributable to the Company’s ongoing focus on customer retention. CTC Wireless ended the second quarter with 44,723 subscribers compared to 40,358 at the end of the second quarter of 2004.

•	CLEC – (“CTC Exchange Services”)
CLEC operating revenue was $4.7 million in the second quarter of 2005 compared to $5.0 million in the second quarter of 2004. The decline in operating revenue was driven by a $0.2 million decrease in access and interconnection revenue due to the June 2004 reduction in interstate access rates. Offsetting the decline in operating revenue was a $0.1 million reduction in operating expense driven by lower line-related costs and a reduction in personnel expense. Operating loss for the second quarter of 2005 was $0.3 million compared to $0.2 million in the second quarter of 2004. CLEC ended the second quarter of 2005 with 31,644 access lines in service compared to 30,686 at the end of the second quarter of 2004. CLEC ended the second quarter of 2005 with 24,739 long distance lines, an increase of 2,568 long distance lines compared with the end of the second quarter of 2004.

•	Greenfield — (“CTC Exchange Services”)
Greenfield’s second quarter 2005 operating revenue increased 28.8% to $2.4 million compared to the same period last year. Greenfield line revenue and access lines grew 26.8% and 21%,

respectively, while operating expense for the second quarter grew only 4.5% in comparison to the same quarter last year. Operating loss for the second quarter of 2005 improved to $0.6 million compared to an operating loss of $1.0 million for the second quarter of 2004. Depreciation expense was $0.8 million and $0.7 million in the second quarter of 2005 and 2004, respectively. Greenfield ended the second quarter of 2005 with 13,864 access lines and 7,631 long distance lines in service, which represented increases of 21% and 35%, respectively. As of June 30, 2005 the Company had signed 111 agreements, which in total represent a potential of more than 49,500 lines at the completion of the projects.

•	Internet & Data – (“CTC Internet Services”)
CTC Internet Services’ second quarter 2005 operating revenue grew 6.0% to $2.9 million in comparison to the second quarter of 2004. DSL revenue grew 35.9% while subscribers grew 41% from the same quarter last year. Offsetting the DSL revenue growth was the continued churn of dial-up customers and a decline in high-speed services revenue due to continued price competition for data solutions for business customers. Operating expense was relatively flat in the second quarter of 2005 compared to the same period last year. Operating income grew 40.4% to $0.4 million compared to the same period last year. CTC Internet Services ended the second quarter of 2005 with 16,334 DSL subscribers compared to 11,582 subscribers at the end of the second quarter of 2004. Dial-up accounts decreased 23% to 7,774 and high-speed accounts increased 10% to 632 at June 30, 2005 compared to June 30, 2004.
Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	3rd Quarter 2005
°	Revenue of $42.5 to $43.5 million

°	Operating income of $5.2 to $5.8 million

°	Depreciation expense of $8.0 to $8.1 million

°	Consolidated earnings per diluted share of $0.20 to $0.22

°	Capital expenditures of $7.0 to $8.0 million
•	Full Year 2005
°	Revenue of $166.0 to $169.0 million

°	Operating income of $19.0 to $22.0 million

°	Depreciation expense of $31.5 to $33.0 million

°	Consolidated earnings per diluted share of $0.70 to $0.75

°	Capital expenditures of $27.5 to $30.5 million
CT Communications will host a conference call to discuss the results of the second quarter on Friday, July 29, 2005 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until August 31, 2005. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, August 5th at 800-633-8284. Enter access number 21253152.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$21,996	$22,906	(4.0%)
Wireless Services	8,963	8,247	8.7%
CLEC Services	4,721	4,951	(4.6%)
Greenfield Services	2,427	1,885	28.8%
Internet & Data Services	2,926	2,760	6.0%

Total Operating Revenue	41,033	40,749	0.7%

Operating Expense
ILEC Services	17,894	16,499	8.5%
Wireless Services	8,554	7,031	21.7%
CLEC Services	4,992	5,106	(2.2%)
Greenfield Services	3,014	2,885	4.5%
Internet & Data Services	2,511	2,465	1.9%
Other	520	583	(10.8%)

Total Operating Expense	37,485	34,569	8.4%

Operating Income	3,548	6,180	(42.6%)

Other Income (Expense)
Investment, Equity Method	1,305	1,338	(2.5%)
Gains, Interest, Dividends	1,529	495	208.9%
Impairment on Investments	(111)	(21)	NMF
Other Expenses, Principally Interest	(1,356)	(1,020)	32.9%

Total Other Income	1,367	792	72.6%

Pre-Tax Income	4,915	6,972	(29.5%)

Income Tax Expense	1,962	2,807	(30.1%)

Net Income	$2,953	$4,165	(29.1%)

Weighted Average Diluted Shares	19,090	19,051

Earnings Per Diluted Common Share	$0.15	$0.22

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$44,675	$46,605	(4.1%)
Wireless Services	17,455	15,369	13.6%
CLEC Services	9,856	9,989	(1.3%)
Greenfield Services	4,718	3,830	23.2%
Internet & Data Services	5,726	5,520	3.7%

Total Operating Revenue	82,430	81,313	1.4%

Operating Expense
ILEC Services	35,155	31,954	10.0%
Wireless Services	16,241	13,806	17.6%
CLEC Services	10,243	10,130	1.1%
Greenfield Services	5,977	5,824	2.6%
Internet & Data Services	5,114	5,317	(3.8%)
Other	1,052	1,171	(10.2%)

Total Operating Expense	73,782	68,202	8.2%

Operating Income	8,648	13,111	(34.0%)

Other Income (Expense)
Investment, Equity Method	2,548	2,729	(6.6%)
Gains, Interest, Dividends	1,677	750	123.6%
Impairment on Investments	(529)	(40)	NMF
Other Expenses, Principally Interest	(2,531)	(2,452)	3.2%

Total Other Income	1,165	987	18.0%

Pre-Tax Income	9,813	14,098	(30.4%)

Income Tax Expense	3,871	5,694	(32.0%)

Net Income	$5,942	$8,404	(29.3%)

Weighted Average Diluted Shares	19,035	18,999

Earnings Per Diluted Common Share	$0.31	$0.44

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and Cash Equivalents	$21,257	$28,358
Accounts Receivable and Unbilled Revenue, Net	15,851	17,371
Wireless Spectrum Held-for-Sale	15,507	—
Other Assets	5,583	6,244

Current Assets	58,198	51,973

Investment Securities	4,724	5,190
Investments in Unconsolidated Companies	17,048	16,002
Property, Plant and Equipment, Net	204,377	207,072
Other Assets	35,549	50,395

TOTAL ASSETS	$319,896	$330,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$20,000	$5,000
Accounts Payable	5,736	6,822
Customer Deposits and Advance Billings	2,952	3,307
Other Accrued Liabilities	17,755	18,475
Liabilities of Discontinued Operations	364	604

Current Liabilities	46,807	34,208

Long-Term Debt	42,500	65,000
Deferred Credits and Other Liabilities	40,689	43,196
Stockholders’ Equity	189,900	188,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$319,896	$330,632

CT Communications, Inc.
Customer Information

	June 30,	June 30,	%
	2005	2004	Change
ILEC Access Lines
Business Lines	28,560	29,068	(1.7%)
Residential Lines	83,207	85,394	(2.6%)

Total ILEC Access Lines	111,767	114,462	(2.4%)

CLEC Access Lines	31,644	30,686	3.1%
Greenfield Access Lines	13,864	11,479	20.8%

Total Wired Access Lines	157,275	156,627	0.4%

Wireless Subscribers	44,723	40,358	10.8%

Long Distance Lines
In ILEC	84,774	84,763	—
In CLEC	24,739	22,171	11.6%
In Greenfield	7,631	5,655	34.9%

Total Long Distance Lines	117,144	112,589	4.0%

Internet Access Customers
Dial-Up	7,774	10,038	(22.6%)
DSL	16,334	11,582	41.0%
High Speed	632	577	9.5%

Total Internet Access Customers	24,740	22,197	11.5%

Greenfield Projects
	Lines in	Potential	Total
	Service	Lines	Projects
By Year Signed
Previous Years	9,220	27,002	51
2002	3,532	12,694	24
2003	790	4,846	18
2004	302	3,864	12
2005	20	1,417	6

Total	13,864	49,823	111

By Type
Mall	2,520	2,800	3
Single Family Homes	7,679	34,505	59
Multi-Dwelling Units	2,946	11,289	40
Business	719	1,229	9

Total	13,864	49,823	111

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)
Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

ILEC	$3,748	$3,564	$8,207	$5,552
Wireless	374	236	1,467	618
CLEC	437	185	660	396
Greenfield	1,655	1,198	3,003	1,940
Internet	170	379	598	676
Other	206	289	413	582

Total	$6,590	$5,851	$14,348	$9,764

% of Revenue	16.1%	14.4%	17.4%	12.0%

Depreciation
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

ILEC	$5,129	$4,958	$10,238	$9,672
Wireless	576	479	1,080	948
CLEC	634	624	1,263	1,259
Greenfield	840	745	1,650	1,465
Internet	455	283	934	799
Other	339	334	674	705

Total	$7,973	$7,423	$15,839	$14,848